Exhibit 99.10

Entrada Networks to Receive $2.3 Million in Institutional Equity Funding and Secures $1.0 Million in Interim Debt Financing

Irvine, CA-(BUSINESS WIRE)-May 17, 2004— Entrada Networks, Inc. (OTCBB:ESAN) announced today that it has executed agreements to receive $2.3 million in equity financing and closed $1.0 million in interim debt financing.

As part of this equity financing, SBI Brightline IV, LLC, an affiliate of SBI USA, LLC has agreed to purchase as lead investor 6,000,000 shares of our common stock for $1,575,000. In addition, Trilogy Investment Fund I, LLC has also agreed to purchase 3,000,000 shares of our common stock for $712,500. The funding, which is contingent on the effectiveness of a Registration Statement with the Securities and Exchange Commission covering the shares, will be made available in four tranches of 2,250,000 shares each at prices ranging from $0.20 to $0.30 per share. This financing agreement extends and includes the $0.6 million equity financing that was announced on November 25, 2003.

With respect to the $1.0 million interim debt financing, the secured Promissory Note due January 29, 2005, allows the Company to avail itself of the funds until the Registration Statement for the above mentioned equity financing becomes effective. As part of this transaction, SBI Brightline IV, LLC and Brightline Bridge Partners 1, LLC received three year warrants with piggyback registration rights to purchase 3,450,000 and 1,550,000 common stock shares, respectively, exercisable at $0.16 per common share. The debt financing is earmarked specifically for an acquisition opportunity that the Company is attempting to bring to a successful conclusion. This funding is in addition to the $500,000 of debt secured on February 6, 2004 as previously announced. The Company plans to amend its Registration Statement in May 2004.

    The Company is pursuing acquisition opportunities in enterprise storage solutions, security and information infrastructures. Additionally, the Company is engaged in developing and commercializing its Silverline™-CWDM product line to optically connect or extend the range of storage and metropolitan area networks. The Silverline product line was displayed live, on the NAB 2004 show floor, by Rorke Data, a Bell Micro company (Nasdaq:BELM), during the week of April 19, 2004.

    “We are very pleased to announce these financings that will enable us to execute our strategic business plan. We are focused on redefining Entrada Networks as a storage centric company building on our inherent strengths in storage and networking technologies and we remain committed to building the Company back to growth and profitability”, said Dr. Kanwar J.S. Chadha, Chairman & CEO of Entrada Networks.

About Entrada Networks

Entrada Networks, through its operating subsidiaries, is focused on developing and marketing products and solutions in the storage networking and network connectivity industries. Torrey Pines Networks specializes in the design & development of storage and metropolitan area networks transport product line, named Silverline™, designed to interconnect geographically separate data centers, post production facilities of film studios, or aggregate different types of data or video traffic of university campuses or fiber to home of Cable operators or companies with significant price/feature advantage. Over just one strand of dark fiber in a metropolitan area and up to over 100 km, our products provide 4:1 bi-directional capacity increase at wire speed and at a significantly lower price. Rixon Networks manufactures and sells a line of fast and gigabit Ethernet adapter cards that are purchased by large networking original equipment manufacturers as original equipment for servers, and other computer and telecommunications products. Sync Research manufactures and services frame relay products for some of the major financial institutions in the U.S and abroad. Entrada Networks is headquartered in Irvine, CA. www.entradanetworks.com

About SBI USA

SBI USA is a division of First Securities USA, Inc. member NASD/SiPC. SBI advises and sponsors high growth companies in the U.S. and Asia to help clients and portfolio companies achieve growth and strategic objectives. SBI is known for both its financial and geographic expertise. SBI provides assistance to companies in which affiliates of the firm have a material equity stake on a wide range of transactions, including financing, mergers, acquisitions, joint ventures and strategic partnerships.

A Warning about Forward-Looking Statements:

This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan or estimate and are more fully described in the Securities and Exchange Commission reports filed by Entrada Networks including our most recent Form 10-K filed with the Securities and Exchange Commission May 14, 2004. We do not release publicly any revisions to forward-looking statements contained in any press release to reflect events or circumstances occurring after the date of the report.

Contact Information:

Jim Loofbourrow
Entrada Networks
(949) 588-2070
jloofbourrow@entradanet.com
www.entradanetworks.com